EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2018 relating to the consolidated financial statements and financial statement schedule of TriNet Group, Inc. and subsidiaries (the “Company”) and of our report dated February 27, 2018 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

San Francisco, California
February 27, 2018